Exhibit 10.3

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

2007 INCENTIVE STOCK OPTION AGREEMENT

This Stock Option Agreement (The “Option Agreement”) is made as of the [    ] day of [    ] by and between Central European Distribution Corporation, a Delaware corporation (the “Company”) and [    ] (“Optionee”)

WHEREAS, the Board of Directors of the Company (the “Board”) has duly adopted, and the shareholders of the Company have approved, the 2007 Stock Incentive Plan, as amended (the “Plan”), a copy of which has been made available to the Optionee, which provides for the grant of Options to eligible individuals for the purchase of shares of the Company’s stock (as such terms are defined in the Plan):

WHEREAS, the Company has determined that it is desirable and in its best interests to grant to the Optionee, pursuant to the Plan, an option to purchase a certain number of shares of Stock in order to provide the Optionee with an incentive to advance the interests of the Company, all according to the terms and conditions set forth herein,

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1. Options Granted and Time of Exercise

The provisions of the Plan are incorporated by reference herein and terms used in this Agreement that are defined in the Plan shall have the meanings assigned to them in the Plan. Subject to the terms of the Plan, the Company hereby grants to the Optionee an Option to purchase:

•	[ ] Options from [ ], vesting on [one or two years after the Grant Date]

The option shall constitute an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Option Price

The Option Price of each Option is closing price of the CEDC Stock on [    ].

3. Exercise of Option

A. Term of Option

All Options are valid for 10 years from the date they are granted.

B. Exercise by Optionee

During the lifetime of the Optionee, only the Optionee (or, in the event of the Optionee’s legal incapacity of incompetence, the Optionee’s guardian or legal representative) may exercise the Options.

4. Method of Exercise of Options

An Option that is exercisable may be exercised by the Optionee’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, addressed to the attention of the Committee. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised. The minimum number of shares of Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of:

(i) 100 shares or such lesser number set forth herein and

(ii) the maximum number of shares available for purchase under the Option at the time of exercise.

Payment of the Option Price for the share purchase pursuant to the exercise of an Option shall be made in cash or in cash equivalents.

5. Limitations on Transfer

The Options are not transferable by the Optionee other than by will or the laws of descent and distribution in the event of death of the Optionee and shall not be pledged or hypothecated (by operation of law or otherwise) or subject to execution, attachment or similar processes.

6. Rights as Shareholder

Neither the Optionee nor any person entitled to exercise the Optionee’s rights in the event of the Optionee’s death shall have any of the rights of a shareholder with respect to any shares subject to this Option, except to the extent the certificates for such shares shall have been issued upon the exercise of the Option.

7. General Restrictions

The Company shall not be required to sell or issue any Shares under the Options if the sale or issuance of such Shares would constitute a violation by the individual exercising the Options or by the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any Shares subject to the Options upon any securities exchange or under any state or federal law, or governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance or purchase of Shares hereunder, the Options may not be exercised in whole or in part unless such listing, registration, qualification consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Option. Upon notice of exercise of any Option, unless a registration statement under the Securities Act of 1933, as amended, is in effect with respect to the Shares covered by such Option, the Company shall not be required to sell or issue such Shares unless the Committee received evidence satisfactory to it that the holder of such Option may acquire such Shares pursuant to an exemption from registration under such Act.

Any determination in this connection by the Committee shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act of 1933. The Company shall not be obligated to take any affirmative action in order to cause the exercise of the Options or the issuance of Shares pursuant hereto to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that the Options shall not be exercisable unless and until the Shares covered by the Options are registered or are subject to an available exemption from registration, the exercise of the Options (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

8. Governing Law

This Option Agreement is executed pursuant to and shall be governed by the laws of the State of Delaware (but not including the choice of law rules thereof).

9. Binding Effect

Subject to all restrictions provided for in this Option Agreement and the Plan, and by applicable law, relating to assignment and transfer of this Option Agreement and the Options, this Option Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

10. Entire Agreement

This Option Agreement constitutes the entire agreement and supersedes all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. Neither this Option Agreement nor any term hereof may be amended, waived, discharged or terminated except by a written instrument signed by the Company and the Optionee; provided, however, that the Company unilaterally may waive any provision hereof in writing to the extent that such waiver does not adversely affect the interests of the Optionee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Option Agreement, or caused this Option Agreement to be duly executed on their behalf, as of the day and year first above written.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:
Name:	William V. Carey
Title:	President and Chief Executive Officer

OPTIONEE:

Name:

ADDRESS FOR NOTICE TO OPTIONEE:

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